Exhibit 99.1

DANIEL R. BROWN (Admitted pro hac vice)

BROWN LEGAL ADVISORS, LLC

1253 W. FOSTER AVE.

SUITE 3E

CHICAGO, IL 60640

TEL: (773) 527-0585

BRUCE K. MEDEIROS

DAVIDSON BACKMAN MEDEIROS PLLC

1550 BANK OF AMERICA FINANCIAL CENTER

601 WEST RIVERSIDE AVENUE

SPOKANE, WASHINGTON 99201

(509) 624-4600

Counsel for

Holdco Advisors L.P., Plan Proponent

Holdco Advisors L.P.’s Mailing Address:

32 Broadway

New York, NY 10004

UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF WASHINGTON

AT SPOKANE

In re	)
)
AMERICANWEST	) Case No. 10-06097-PCW-11
BANCORPORATION,	)
) Chapter 11
)
Debtor.	) MODIFIED THIRD AMENDED
) CHAPTER 11 PLAN OF
) REORGANIZATION PROPOSED BY
) HOLDCO ADVISORS L.P.
)
)
)
) Plan Confirmation Hearing
)
)
) Date: August 20, 2013
) Time: 1:30 p.m.

D. Reorganized Debtor Securities.	31

1. New Series A Common Stock	31
2. Issuance of New Series B Common Stock (Separate Series or Classes of Common Stock)	31
3. Alternative Treatment	33
4. Dividends	33
5. Other Attributes.	34

a. Other Attributes of New Common Stock.	34
b. Redemption of Common Stock.	34

E. Exemption from the Registration Requirements of the Securities Act; Investment Company Act.	35

1. Exemption from Securities Act.	35
2. Investment Company Act.	36

F. Restructuring Transactions.	36
G. Corporate Action.	37
H. Effectuating Documents; Further Transactions.	37
I. Exemption from Certain Transfer Taxes and Recording Fees.	38
J. Board Representation.	39
K. Senior Management.	39
L. Committee.	39
M. Vesting of Assets in the Reorganized Debtor.	40
N. Prohibition Against Pledging Assets.	40
O. Deregistration.	40
P. Allowance of TOPrS Unsecured Claims.	41
Q. Plan Advisor	41

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	42

A. Initial Distribution Date.	42
B. Disputed Reserve.	43

1. Establishment of Disputed Reserve.	43
2. Maintenance of Disputed Reserve.	43
3. Establishment and Maintenance of Proceeds Distribution Election Segregated Account.	43

C. Quarterly Distributions.	44
D. Record Date for Distributions.	44
E. Delivery of Distributions.	45

1. General Provisions; Undeliverable Distributions.	45
2. Unclaimed Property.	47

F. Surrender of Canceled Instruments and Securities.	48

1. Generally.	48
2. Failure to Surrender Canceled Instruments.	50

G. Lost, Stolen, Mutilated or Destroyed Instrument or Security.	50
H. Manner of Cash Payments Under the Plan.	51

I. Time Bar to Cash Payments by Check.	51
J. Limitations on Funding of Disputed Reserve.	51
K. Compliance with Tax Requirements.	51
L. No Payments of Fractional Dollars.	52
M. Interest on Claims.	52
N. No Distribution in Excess of Allowed Amount of Claim.	53
O. Setoff and Recoupment.	53

ARTICLE VII. DISPUTED CLAIMS	53

A. No Distribution Pending Allowance.	53

1. Distributions on Disputed Claims.	53
2. No Partial Payments.	54

B. Resolution of Disputed Claims.	54
C. Objection Deadline.	54
D. Estimation of Claims.	55

ARTICLE VIII. EFFECT OF PLAN CONFIRMATION	55

A. Satisfaction of Claims.	55
B. Discharge.	56
C. Compromise and Settlement.	56
D. Releases.	57

1. Releases of Third Parties by the Debtor.	57
2. Releases of Third Parties by Others.	58
3. Injunction.	58

E. Preservation of Causes of Action.	59

1. Vesting of Causes of Action.	59
2. Reservation of Causes of Action.	60
3. Reservation of Rights Regarding Claims.	61

F. Exculpation and Limitation of Liability.	62

1. Exculpation.	62
2. Good faith Solicitation.	62

G. Cramdown.	62

ARTICLE IX. CONDITIONS PRECEDENT	63

A. Conditions to Confirmation.	63
B. Conditions to the Effective Date.	63
C. Waiver of Conditions to Confirmation.	63
D. Effect of Failure of Conditions.	63

ARTICLE X. RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT	64

A. Retention and Scope of Jurisdiction of the Bankruptcy Court.	64

ARTICLE XI. MISCELLANEOUS	65

A. Governing Law.	65
B. Successors And Assigns.	66
C. Modification of the Plan.	66
D. Provisions Severable.	66
E. Headings Do Not Control.	66
F. Post-Confirmation Notices or Requests.	66
G. Successors/Representatives of the Debtor.	66

ARTICLE XII. CONFIRMATION REQUEST	67

ARTICLE I.

INTRODUCTION

This Plan of Reorganization is the Plan that Holdco Advisors L.P. seeks to confirm pursuant to 11 U.S.C. § 1129 with respect to the Debtor, AmericanWest Bancorporation.

ARTICLE II.

DEFINITIONS AND RULES OF CONSTRUCTION

A. Specific Definitions.

In addition to such other terms as are defined in other Sections hereof, the following terms shall have the following meanings:

1. “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Code and entitled to priority pursuant to sections 507(a)(l) or 507(b) of the Code, including compensation of and reimbursement of costs to Professionals, and all fees and charges assessed against the Debtor and the Estate under 28 U.S.C. section 1930.

2. “Administrative Claim Objection Bar Date” means the deadline for the Reorganized Debtor to object to Administrative Claims Filed in the Case which deadline shall be the later of: (a) 120 days after the Effective Date, or (b) 120 days after the particular request for an administrative expense payment has been filed, except as extended by an agreement between the Creditor and the Reorganized Debtor, or by order of the Bankruptcy Court.

3. “Affiliate” means the term “affiliate” as defined in section 101(2) of the Bankruptcy Code.

4. “Allowed Administrative Claim” means all or that portion of an Administrative Claim which is an Allowed Claim.

5. “Allowed Claim” means that portion of a Claim which: (a) was scheduled by the Debtor pursuant to section 521 of the Code, other than a Claim scheduled as disputed, contingent or unliquidated; (b) is set forth in a proof of Claim which was timely filed with the Bankruptcy Court, and as to which no objection has been filed within the time provided by the Plan; or (c) if a proof of Claim was timely filed and an objection to the proof of Claim was filed, has been allowed by a Final Order.

6. “Allowed Convenience Claim” means all or that portion of a Convenience Claim which is an Allowed Claim.

7. “Allowed Priority Tax Claim” means all or that portion of a Priority Tax Claim which is an Allowed Claim.

8. “Allowed Secured Claim” means an Allowed Claim secured by a lien on any property of the Estate, but only to the extent of the value of the interest of the holder of such Allowed Claim in such property, the calculation of which shall not include any demand for default interest, penalty interest or other similar demands.

9. “Allowed General Unsecured Claim” means all or that portion of a General Unsecured Claim that is an Allowed Claim.

10. “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought on behalf of the Debtor, the Reorganized Debtor or its Estate under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code.

11. “Ballot” means a ballot sent to Holders of Claims to be counted as a vote to accept or reject the Plan.

12. “Bankruptcy Code” means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

13. “Bankruptcy Court” means the United States Bankruptcy Court for the Eastern District of Washington, having jurisdiction over the Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code; or, in the event such court ceases to exercise jurisdiction over the Case, such court or unit thereof that exercises jurisdiction over the Case in lieu thereof.

14. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Bankruptcy Court, to the extent applicable to the Case, including all amendments thereto to the extent such amendments are applicable to the Case.

15. “Bar Date Order” means the Order Establishing Claims Bar Date, dated December 30, 2010 [Docket No. 168].

16. “Business Day” means any day except Saturday, Sunday, “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)) or any day on which commercial banks in Spokane, Washington are authorized by law to close.

17. “Case” means the chapter 11 case number 10-06097-PCW-11 under the Code, commenced by the Debtor on the Petition Date.

18. “Cash” means legal tender of the United States of America or the equivalent thereof, and with respect to the Disputed Reserve, including bank deposits, checks and readily marketable securities or instruments issued by an entity, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody’s rating of “A” or better, or equivalent rating of any other nationally-recognized rating service, or interest-bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders’ equity or capital of not less than one hundred million dollars ($100,000,000) having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.

19. “Causes of Action” means all claims, actions, causes of action, including choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims and cross claims (including, without limitation, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of the Debtor, the Debtor in Possession, the Reorganized Debtor and/or the Estate (including, without limitation, those actions set forth on Exhibit “A” to the Plan Supplement) that are or may be pending on, or may be instituted by the Reorganized Debtor after, the Effective Date against any entity, based in law or equity, including, without limitation, under the Bankruptcy Code, whether direct, indirect, derivative or otherwise and whether asserted or unasserted as of the Effective Date.

20. “Certificate” means any instrument, including, without limitation, any note, bond, indenture or other document evidencing or creating any indebtedness or obligation of the Debtor, evidencing a Claim against the Debtor.

21. “Claim” means the term as defined in section 101(5) of the Code.

22. “Claims Objection Bar Date” means the deadline for the Reorganized Debtor to object to Claims Filed in the Case (except for Administrative Claims), which deadline shall be the later of (a) 90 days after the Effective Date; or (b) 90 days after the relevant proof of Claim has been filed, except as extended by an agreement between the Creditor and the Reorganized Debtor or by order of the Bankruptcy Court.

23. “Claims Register” means the official register of proofs of Claim filed in the Case and maintained by the clerk of the Court.

24. “Class” means a group of Claims or Interests classified together in a class designated in Article III.

25. “Code” means the Bankruptcy Code.

26. “Committee” means the Official Committee of Unsecured Creditors appointed by the Office of the United States Trustee in the Case pursuant to section 1102(a), as it may be constituted from time to time, and its current and former members.

27. “Confirmation Date” means the date of Entry of the Confirmation Order.

28. “Confirmation Hearing” means the hearing before the Bankruptcy Court to be held in accordance with section 1128(a) of the Code.

29. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Code.

30. “Convenience Claim” means (i) any Allowed General Unsecured Claim for an amount of $7,500 or less or (ii) any Allowed General Unsecured Claim in an amount greater than $7,500, but which is reduced to $7,500 by election of the Holder thereof pursuant to such Holder’s Ballot. In no event shall any Convenience Claim exceed $7,500 for the purposes of allowance, treatment or Distribution under this Plan.

31. “Creditor” means any Person that is the holder of a Claim.

32. “Cure” means the payment of Cash by the Debtor or Reorganized Debtor, as applicable, or the distribution of other property (as the Debtor or the Reorganized Debtor, as applicable, and the counterparty to the executory contract or unexpired lease may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtor in accordance with the terms of an executory contract or unexpired lease of the Debtor and (b) permit the Debtor to assume such executory contract or unexpired lease under sections 365 and 1123 of the Bankruptcy Code.

33. “Cure Bar Date” means the date that is thirty days after the Effective Date.

34. “Debtor” means AmericanWest Bancorporation, a Washington corporation.

35. “Disclosure Statement” means the THIRD AMENDED DISCLOSURE STATEMENT RE THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION PROPOSED BY HOLDCO ADVISORS L.P. FOR DEBTOR AMERICANWEST BANCORPORATION DATED JUNE 11, 2013 (and all annexes attached thereto or referenced therein) that relates to this Plan and is approved pursuant to section 1125 of the Code in an order Entered by the Bankruptcy Court, as such Disclosure Statement may be amended, modified or supplemented.

36. “Disputed Claim” means any Claim which is not an Allowed Claim.

37. “Disputed Reserve” means the reserve for Disputed Clams as forth in Article VI.B. of the Plan.

38. “Distribution” means any distribution of New Common Stock or any distributions of Net Free Cash that may be issued on account of the Proceeds Distribution Election to be made in accordance with the Plan, as applicable.

39. “Distribution Date” means (i) the Initial Distribution Date, and (ii) any subsequent date on which a Distribution is made by the Reorganized Debtor.

40. “Distribution Record Date” means the record date for determining the entitlement of Holders of Claims to receive Distributions under the Plan on account of Allowed Claims. The Distribution Record Date shall be two business days after the Confirmation Date.

41. “Effective Date” means the first Business Day on which all the conditions precedent to the effectiveness of the Plan are satisfied or waived as provided in this Plan, provided, however, that if a stay, injunction or similar provision of the Confirmation Order is in effect, the Effective Date shall be the first Business Day after such stay, injunction or similar proceeding is no longer in effect.

42. “Entered” or “Entry” means the recording on the Bankruptcy Court docket for the Case by the clerk of the Bankruptcy Court.

43. “Estate” means the estate of the Debtor created on the Petition Date by section 541 of the Bankruptcy Code.

44. “Exculpated Parties” means in their individual and representative capacities as such, the TOPrS Indenture Trustees, the Committee and its individual members, Holdco, the Debtor’s current and former directors and officers, the Debtor’s professionals, and all Entities controlled by or under common control of the foregoing, all affiliates of all of the foregoing, and all of their respective current and former directors, officers, members, partners, employees, attorneys, accountants, investment bankers, financial advisors, consultants, and other professionals (including their respective officers, directors, employees, members, attorneys, and professional advisors).

45. “Fair Market Value Price” means a price equal to fair market value as determined by the Board of Directors in good faith as of a date not more than 30 days prior to the closing date of the applicable transaction.

46. “File” or “Filed” means, with respect to any pleading, entered on the docket of the Case and properly served in accordance with the Bankruptcy Rules or with respect to a Claim, a Claim for which a proof of Claim has been properly and timely filed in accordance with the Bar Date Order.

47. “Final Order” means an order or judgment Entered by the Bankruptcy Court or any other court exercising jurisdiction over the subject matter of the Case and the parties: (i) that has not been reversed, stayed, modified or amended; (ii) as to which no appeal, certiorari proceeding, reargument, or other review or rehearing has been requested or is still pending; and (iii) as to which the time for filing a notice of appeal or petition for certiorari shall have expired. Notwithstanding, and in lieu of the foregoing, with respect to the Confirmation Order, Final Order means an order or judgment of the Bankruptcy Court confirming the Plan and with respect to which no stay pending appeal is in effect.

48. “Free Cash” means (a) Cash owned by the Debtor as of the Effective Date plus (b) Cash proceeds from (i) any loan participation, loan, investment financial instrument, or anything similar to any of the foregoing, that is owned by the Debtor as of the Effective Date; (ii) any Causes of Action and (iii) any other tangible or intellectual property assets that are owned by the Debtor as of the Effective Date plus (c) amounts, if any, refunded under the Debtor’s insurance policies.

49. “General Unsecured Claim” means a Claim against the Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Convenience Class Claim or Equity Interest. For the avoidance of doubt, TOPrS Unsecured Claims, all Class 3 Claims, and the Sandler Unsecured Claim are General Unsecured Claims under the Plan.

50. “Governmental Entity” means any legislature, agency, bureau, department, commission, court, political subdivision, tribunal or other instrumentality of government whether local, state, federal or foreign, and such other entities as defined and described in section 101(27) of the Code.

51. “Holdco” means Holdco Advisors L.P.

52. “Holdco Fees” means the reasonable, documented third party fees and expenses (including, without limitation, professional fees and expenses) of Holdco incurred through the Effective Date related to the Plan (including with respect to potential modifications thereof), the Disclosure Statement, and all other Plan documents and matters related thereto.

53. “Holder” or “Holders” mean any entity or entities holding a Claim against or an Interest in the Debtor.

54. “Impaired” means, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

55. “Initial Distribution Date” means the Effective Date, or as soon as reasonably practicable after the Effective Date.

56. “Insider” means the term as defined in section 101(31) of the Code.

57. “Interests” means any equity interests, ownership rights, or shares in the Debtor (including, without limitation, all capital stock, stock certificates, common stock, preferred stock, partnership interests, membership and other interests in a limited liability company, rights, options, warrants, contingent warrants, convertible or exchangeable securities, investment securities, subscriptions or other agreements and contractual rights to acquire or obtain such an interest or share in the Debtor, partnership interests in the Debtor’s stock appreciation rights, conversion rights, repurchase rights, redemption rights, dividend rights, preemptive rights and liquidation preferences, puts, calls or commitments of any character whatsoever relating to any such equity, ownership interests or shares of capital stock of the Debtor or obligating the Debtor to issue, transfer or sell any shares of capital stock) whether or not certificated, transferable, voting or denominated “stock” or a similar security, and any Claim relating to or arising from any of the foregoing.

58. “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

59. “Investment Company Act” means the Investment Company Act of 1940, 15 U.S.C. § 80a–1 et seq., as now in effect or hereafter amended.

60. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

61. “Material Causes of Action” means any Causes of Action seeking a recovery of more than $20,000.

62. “Net Free Cash” means Free Cash after full payment or satisfaction of, or reasonable reserve for, all: Allowed Secured, Administrative, Priority Tax Claims; Convenience Class Claims, costs of administering and implementing the Plan; and the ordinary course business expenses related to the assets identified in the definition of Free Cash. For the avoidance of doubt, costs of administering and implementing the Plan, the ordinary course business expenses related to the assets identified in the definition of Free Cash not otherwise related to the assets identified in the definition of Free Cash that would not otherwise be incurred in a chapter 11 liquidation, including without limitation the incremental cost of any insurance purchased after (or in contemplation of) the Effective Date above what would be required in a chapter 11 liquidation plan and the costs of any employee benefits resolutions above what would be required in a chapter 11 liquidation plan, shall not operate to reduce Free Cash.

63. “New Board” means the board of directors of the Reorganized Debtor.

64. “New Common Stock” means New Series A Common Stock and New Series B Common Stock.

65. “New Series A Common Stock” means newly-issued shares of series A common stock of the Reorganized Debtor, if any, which shall be entitled to ten votes per share and have a par value of $0.01 per share.

66. “ New Series B Common Stock” means the newly-issued shares of series B common stock of the Reorganized Debtor, if any, which shall be entitled to one vote per share and have a par value of $0.01 per share, if issued at all, al as described in this Plan.

67. “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, Governmental Entity, and such other entities as defined and described in section 101(41) of the Code.

68. “Petition Date” means October 28, 2010.

69. “Plan” means this THIRD AMENDED CHAPTER 11 PLAN OF REORGANIZATION PROPOSED BY HOLDCO ADVISORS L.P. (including all exhibits hereto), as modified or amended from time to time.

70. “Plan Advisor” means the Person appointed and serving in such capacity pursuant to this Plan.

71. “Plan Supplement” means the compilation of documents and exhibits relevant to the implementation of the Plan that will be filed prior to the transmission of this Plan to Holders of Allowed Claims in connection with the solicitation of votes to accept this Plan, and which may be amended, supplemented or modified through and including the date of the Confirmation Hearing.

72. “Priority Tax Claim” means a Claim entitled to priority under sections 502(i) and 507(a)(8) of the Code.

73. “Pro Rata” means the ratio of the amount of an Allowed General Unsecured Claim in a particular Class to the aggregate amount of all General Unsecured Claims that have not yet been disallowed.

74. “Proceeds Distribution Election” means the right of each Holder who so elects to receive a Pro Rata Distribution of Net Free Cash, which may be evidenced in part, at the Reorganized Debtor’s option (only if necessary to cause Section 382(l)(5) of the Internal Revenue Code to apply to the Plan) by New Series B Common Stock.

75. “Proceeds Distribution Election Segregated Account” means an account in a bank or other financial institution selected by the Debtor or Reorganized Debtor.

76. “Professionals” means those Persons (a) employed in the Case under sections 327 or 1103 of the Code, and (b) entitled, under sections 330, 503(b), or 507(a)(2) of the Code, to seek compensation for legal, accounting or other professional services and the costs and expenses related to such services from the Debtor or the Estate.

77. “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30 and December 31 of each calendar year).

78. “Releasees” means, in their individual and representative capacities as such, the TOPrS Indenture Trustees, the Committee and its individual members, Holdco, Sandler, the Bank, SKBHC, Starbuck, the Debtor’s current and former directors and officers, all Entities controlled by or under common control of the foregoing, all affiliates of all of the foregoing, and all of their respective current and former directors, officers, members, partners, employees, attorneys, accountants, investment bankers, financial advisors, consultants, and other professionals (including their respective officers, directors, employees, members, attorneys, and professional advisors).

79. “Releasing Parties” means, collectively: (a) the Plan Proponent; and (b) the Committee.

80. “Reorganized Debtor” means the Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

81. “Sandler” means Sandler O’Neill & Partners, L.P.

82. “Sandler Administrative Claim” means the Sandler Administrative Claim, as defined in the Sandler Settlement Agreement.

83. “Sandler Settlement Agreement” means the Settlement Agreement between and among the Debtor, Sandler, Starbuck and SKBHC Holdings, LLC, and approved by the Bankruptcy Court.

84. “Sandler Unsecured Claim” means the Sandler Unsecured Claim, as defined in the Sandler Settlement Agreement.

85. “Schedules” means the Schedule of Assets and Liabilities and Statement of Financial Affairs, as may have been amended, and as Filed by the Debtor in the Case.

86. “Secured Claim” means a Claim against the Debtor secured by a lien on any property of the Estate.

87. “SKBHC” means, collectively or individually, as applicable, SKBHC Hawk’s Nest Acquisition Corporation and SKBHC LLC.

88. “Starbuck” means Starbuck Bancshares, Inc., successor by merger to SKBHC Hawk’s Nest Acquisition Corporation.

89. “Third Party Release” means the release granted by the Releasing Parties to the Releasees pursuant to Article VIII.D.

90. “TOPrS” means the trust originated preferred securities issued by the TOPrS Trusts.

91. “TOPrS Debentures” means the debentures issued by the Debtor pursuant to the TOPrS Debenture Indentures.

92. “TOPrS Debenture Indenture” means the indenture agreements between the Debtor and each TOPrS Debenture Indenture Trustee.

93. “TOPrS Debenture Indenture Trustee” means the indenture trustees of each of the TOPrS Debentures.

94. “TOPrS Documents” means, with respect to each TOPrS Trust, the TOPrS Indenture, the TOPrS Trust Guarantee and all instruments and agreements executed in connection therewith.

95. “TOPrS Indenture” means the TOPrS Debenture Indenture and the TOPrS Trust Indenture.

96. “TOPrS Indenture Trustees” means the TOPrS Debenture Indenture Trustee and the TOPrS Trust Indenture Trustee.

97. “TOPrS Indenture Trustee Fees” means any payments due under the Indentures to the Indenture Trustees or their professionals for services rendered prior to the Effective Date.

98. “TOPrS Trusts” means, collectively, AmericanWest Capital Statutory Trust I, AmericanWest Capital Statutory Trust II, AmericanWest Capital Statutory Trust III and Columbia Trust Statutory Trust I.

99. “TOPrS Trust Guarantee” means the guarantee agreement of the Debtor with respect to each of the TOPrS.

100. “TOPrS Trust Guarantee Trustee” means the guarantee trustees of each of the TOPrS Trust Guarantees.

101. “TOPrS Trust Indenture” means the amended and restated declarations of trust or amended and restated trust agreements governing each of the TOPrS Trusts.

102. “TOPrS Trust Indenture Trustee” means the trustees of each of the TOPrS Trusts under the TOPrS Trust Indentures.

103. “TOPrS Unsecured Claims” means Claims on account of the $47,391,827.43 in TOPrS Debentures issued to the TOPrS Trusts and any guarantees related thereto. For the avoidance of doubt, TOPrS Unsecured Claims are Class 2 Claims under the Plan.

104. “Treasury Regulations” means the United States Department of Treasury regulations promulgated under the Internal Revenue Code.

105. “Unimpaired” means not Impaired.

B. Interpretation, Rules of Construction and Computation of Time

1. Any term used in this Plan that is not defined herein or in the Disclosure Statement, whether in this Article II or elsewhere, or other exhibits hereto, but that is used in the Code or the Bankruptcy Rules has the meaning ascribed to that term in (and shall be construed in accordance with the rules of construction under) the Code or the Bankruptcy Rules.

2. The words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to this Plan as a whole and not to any particular Article, Section, subsection or clause contained in this Plan.

3. Unless specified otherwise in a particular reference, a reference in this Plan to an “Article” or a “Section” is a reference to that Article or Section of this Plan.

4. Any reference in this Plan to a document being in a particular form or on particular terms and conditions means that the document shall be substantially in such form or substantially on such terms and conditions.

5. Any reference in this Plan to an existing document means such document, as it may have been amended, modified or supplemented from time to time as of the Effective Date.

6. Whenever from the context it is appropriate, each term stated in either the singular or the plural shall include both the singular and the plural.

7. Except as otherwise provided herein, the rules of construction set forth in section 102 of the Code shall apply to this Plan.

8. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

9. All exhibits to this Plan are incorporated into this Plan, and shall be deemed to be included in this Plan, regardless of when filed with the Bankruptcy Court.

10. The provisions of the Plan shall control over the contents of the Disclosure Statement. The provisions of the Confirmation Order shall control over the contents of the Plan.

11. Whenever the time for occurrence or happening of an event as set forth in the Plan falls on a day that is not a Business Day, then the time for the occurrence or happening of said event shall be extended to the next Business Day.

12. Subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Code and Bankruptcy Rules.

13. All references to statutes, regulations, orders, rules of court, and the like shall mean as amended from time to time, as applicable to the Case, unless otherwise stated.

14. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtor shall mean the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

As required by the Code, the Plan classifies Claims and Interests in various Classes according to their right to priority of payments as provided in the Code. The Plan states whether each Class of Claims or Interests is impaired or unimpaired. The Plan provides the treatment each Class will receive under the Plan. The following are the Classes in this Plan:

A. Unclassified Claims.

Certain types of Claims are not placed into voting Classes; instead they are unclassified. They are not considered impaired and they do not vote on the Plan because they are automatically entitled to specific treatment provided for them in the Code. As such, Holdco has not placed the following Claims in a Class. The treatment of these Claims is provided below.

1. Administrative Claims.

a. Treatment.

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and Holdco or the Reorganized Debtor, as applicable, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim: (I) on the later of (x) the Effective Date, and (y) the date an order of the Bankruptcy Court allowing the Administrative Claim becomes a Final Order, or (II) as otherwise ordered by the Bankruptcy Court.

b. Bar Date For Administrative Claims.

All applications, including final applications, for compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date, and any other request for compensation by any Person for making a substantial contribution in the Case, and all other requests for payment of an Administrative Claim incurred before the Effective Date under sections 503(b), 507(a)(1) or 507(b) of the Code (except only for Claims under 28 U.S.C. section 1930) shall be filed no later than sixty (60) days after the Effective Date.

As to other administrative expenses, Creditors shall file such requests for an administrative expense payment with the Bankruptcy Court and serve on the Reorganized Debtor and United States Trustee no later than sixty (60) days after the Effective Date or by such other bar date as the Bankruptcy Court may set. Holders of claims for the provision of ordinary-course goods and services post-petition to the Debtor need not file requests for payment of administrative expenses.

Any Administrative Claim not filed or submitted as explained above within the deadlines set forth herein shall be forever barred, and any Creditor that is required to file a request for payment of an administrative expense and that does not file such request by the applicable bar date shall be forever barred from asserting such Claim or request against the Debtor, the Estate or the Reorganized Debtor.

2. Priority Tax Claims.

Each holder of an Allowed Priority Tax Claim shall receive Cash equal to the amount of such Allowed Priority Tax Claim on the later of (x) the Effective Date, and (y) the date an order of the Bankruptcy Court allowing such Priority Tax Claim becomes a Final Order, unless otherwise agreed to by the holder and Holdco or the Reorganized Debtor, as applicable. Holders of Allowed Priority Tax Claims shall not be entitled to receive any payment on account of interest that accrued after the Petition Date on, or penalties with respect to or arising in connection with, such Allowed Priority Tax Claims, except as specifically allowed by Final Order of the Bankruptcy Court.

B. Classified Claims And Interests.

A Claim or Interest shall be deemed classified in a particular Class only to the extent the Claim or Interest qualifies within the description of the Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is classified in a particular Class regardless of whether the Claim or Interest is an Allowed Claim or Interest in that Class, or only asserted as such, but only to the extent that it has not been paid, released, disallowed or otherwise satisfied. The treatment with respect to each Class of Claims and Interests provided for in this Article III shall be in full and complete satisfaction and release of such Claims and Interests. The following Classes appear in this Plan:

CLASS	CLAIMS	IMPAIRMENT/VOTING

1	Secured	Unimpaired – Not Entitled to Vote

2	TOPrS Unsecured Claims	Impaired – Entitled to Vote

3	General Unsecured Claims	Impaired – Entitled to Vote

4	Sandler Unsecured Claim	Impaired – Entitled to Vote

5	Convenience	Unimpaired – Not Entitled to Vote

6	Equity Interests	Impaired – Not Entitled to Vote

1. Class 1 (Secured Claims).

a. Classification. Class 1 consists of all Secured Claims.

b. Impairment and Voting. Class 1 is unimpaired under the Plan and the holders of Class 1 Allowed Secured Claims, if any, are deemed to accept the Plan.

c. Treatment. The legal, equitable and contractual rights of the holders of Allowed Secured Claims are unaltered by the Plan. Unless otherwise agreed to by the holder of an Allowed Secured Claim and Holdco, each holder of an Allowed Secured Claim shall receive on the later of (x) the Effective Date, and (y) the date an order of the Bankruptcy Court allowing the Secured Claim becomes a Final Order, on account of and in full satisfaction of its Allowed Secured Claim, either of the following treatments at the election of (A) the Debtor or (B) if after the Effective Date, the Reorganized Debtor: (i) Cash equal to the amount of the Allowed Secured Claim or (ii) possession of the property in which the holder of the Allowed Secured Claim has a perfected, unavoidable and enforceable lien, security interest or other charge and relief from the automatic stay provided by section 362 of the Code to foreclose, collect upon or set-off the property in accordance with applicable non-bankruptcy law; provided, however, that any time after the Confirmation Date but before the Effective Date, Holdco may elect to give to the holder of an Allowed Secured Claim the treatment provided in subparagraph (ii) above.

2. Class 2 – TOPrS Unsecured Claims

a. Classification: Class 2 consists of all TOPrS Unsecured Claims.

b. Impairment and Voting: Class 2 is Impaired by the Plan. Each holder of an Allowed TOPrS Unsecured Claim is entitled to vote to accept or reject the Plan.

c. Treatment: In full satisfaction, settlement, release and compromise of and in exchange for each TOPrS Unsecured Claim, each Holder of a TOPrS Unsecured Claim shall receive on or as soon as reasonably practicable after the Effective Date, either (i) its Pro Rata Distribution of New Series A Common Stock or, if it so elects, (ii) the Proceeds Distribution Election.

3. Class 3 – General Unsecured Claims

a. Classification: Class 3 consists of all General Unsecured Claims that are not TOPrS Claims or the Sandler Unsecured Claim and exceed the $7,500 threshold for inclusion in Class 5 (Convenience Claims).

b. Impairment and Voting: Class 3 is Impaired by the Plan. Each holder of an Allowed General Unsecured Claim is entitled to vote to accept or reject the Plan.

c. Treatment: In full satisfaction, settlement, release and compromise of and in exchange for each General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall receive on or as soon as reasonably practicable after the Effective Date, either (ii) its Pro Rata Distribution of the New Series A Common Stock or, if it so elects, (ii) the Proceeds

Distribution Election. Notwithstanding anything to the contrary in this Plan, at Holdco’s election in its sole and absolute discretion, any holder of an Allowed General Unsecured Claim who may not be a holder of New Series A Common Stock consistently with an exemption under the Investment Company Act that Holdco elects to use below may be deemed to have elected the Proceeds Distribution Election.

4. Class 4 – Sandler Unsecured Claim

a. Classification: Class 4 consists solely of the Sandler Unsecured Claim.

b. Impairment and Voting: Class 4 is Impaired by the Plan. The holder of an Allowed Sandler Unsecured Claim is entitled to vote to accept or reject the Plan.

c. Treatment: In full satisfaction, settlement, release and compromise of and in exchange for the Sandler Unsecured Claim, the Holder of the Sandler Unsecured Claim shall receive on or as soon as reasonably practicable after the Effective Date its Pro Rata share of Net Free Cash.

5. Class 5 – Convenience Claims

a. Classification: Class 5 consists of Convenience Claims.

b. Impairment and Voting: Class 5 is unimpaired by the Plan. The holders of Class 5 Convenience Claims are deemed to accept the Plan pursuant to section 1126(f) of the Code.

c. Treatment: In full satisfaction, settlement, release, and compromise of and in exchange for each Convenience Claim, each Holder of an Allowed Convenience Claim shall receive, on account of and in full satisfaction of its Allowed Convenience Claim, Cash equal to 100% of the amount of the Allowed Convenience Claim on the later of (x) the Effective Date, or as soon as reasonably practicable thereafter, and (y) the date an order of the Bankruptcy Court allowing the Convenience Claim becomes a Final Order, or as soon as reasonably practicable thereafter.

6. Class 6 – Holders Of Interests

Class 6 is comprised of holders of Interests. Holders of Class 6 Interests shall neither receive nor retain any property under the Plan and all Interests of the Debtor shall be cancelled as of the Effective Date. Class 6 is impaired under the Plan and the holders of Class 6 Interests are deemed to reject the Plan.

ARTICLE IV.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Default Rejection of Executory Contracts and Unexpired Leases. All executory contracts or unexpired leases of the Debtor, except (a) those previously assumed and assigned by Final Order and (b) those which are assumed under the Plan, are rejected. Holdco shall file a schedule of executory contracts to be assumed, if any, as Exhibit “B” to the Plan Supplement.

B. Procedural Issues. The Plan shall constitute a motion to reject any executory contracts and unexpired leases not identified in the Plan Supplement Exhibit “B” as executory contracts or unexpired leases to be assumed, and the Debtor and Reorganized Debtor shall have no further liability thereunder. The entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code and that the rejection thereof is in the best interest of the Debtor, its Estate and all parties in interest in the Case.

C. Claims Based on Rejection of Executory Contracts or Unexpired Leases. Claims created by the rejection of executory contracts and unexpired leases pursuant to Article IV.A. of the Plan, or the expiration or termination of any executory contract or unexpired lease prior to the Effective Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtor no later than thirty (30) days after the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease pursuant to Article IV.A. for which proofs of Claim are not timely filed within that time period will be forever barred from assertion against the Debtor, the Reorganized Debtor, the Estate, its successors and assigns, and its assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in this Plan. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan.

D. Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

1. Cure of Defaults. Any provisions or terms of the Debtor’s executory contracts or unexpired leases to be assumed pursuant to the Plan that are, or may be, alleged to be in default, shall be satisfied solely by Cure or by a waiver of Cure agreed upon between the Debtor and applicable counterparty. Except with respect to executory contracts or unexpired leases in which the Debtor and the applicable counterparties have stipulated in writing to payment of Cure, all requests for payment of Cure must be Filed on or before the Cure Bar Date. Any request for payment of Cure that is not timely Filed shall be disallowed automatically and forever barred from assertion and shall not be enforceable against the Reorganized Debtor, without the need for any objection by the Reorganized Debtor or further notice to or action, order, or approval of the Bankruptcy Court, and any such Claim for Cure shall be deemed fully satisfied, released, and discharged, notwithstanding anything included in the Schedules or in any proof of Claim to the contrary; provided, however, that nothing shall prevent the Reorganized Debtor from paying any Cure despite the failure of the relevant counterparty to File such request for payment of such Cure. The Reorganized Debtor also may settle any Cure without further notice to or action, order, or approval of the Bankruptcy Court.

2. Objections to Cure. If Holdco or Reorganized Debtor, as applicable, object to any request for Cure or any other matter related to assumption, the Bankruptcy Court shall determine the Allowed amount of such Cure and any related issues. If there is a dispute regarding such Cure, the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then such Cure shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by Holdco or Reorganized Debtor and the counterparty to the executory contract or unexpired lease. Any counterparty to an executory contract or unexpired lease that fails to object timely to the proposed assumption of any executory contract or unexpired lease will be deemed to have consented to such assumption. Holdco or Reorganized Debtor, as applicable, reserve the right, either to reject or nullify the assumption of any executory contract or unexpired lease no later than thirty (30) days after a Final Order determining the Cure or any request for adequate assurance of future performance required to assume such executory contract or unexpired lease.

3. Release and Satisfaction of Debtor upon Assumption. Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise and after satisfaction of any Cure, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption.

E. Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtor or Holdco that any such contract or lease is in fact an executory contract or unexpired lease or that the Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, Holdco or Reorganized Debtor, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE V.

MEANS OF IMPLEMENTATION OF THE PLAN

A. Corporate Existence. Except as otherwise provided in the Plan or Plan Supplement, the Debtor shall continue to exist after the Effective Date as a separate corporate entity with all the powers of a corporation pursuant to the applicable law in the jurisdiction in which the Debtor is incorporated or formed and pursuant to the certificate of incorporation, charter and bylaws in effect prior to the Effective Date, except to the extent the Debtor elects to reincorporate in another jurisdiction or make any other amendments to such certificate of incorporation, charter or bylaws, pursuant to documents contained in the Plan Supplement, in which case such documents in effect prior to the Effective Date are deemed to be amended pursuant to the Plan and require no further action or approval. For the avoidance of doubt, the Reorganized Debtor may reincorporate from and after the Effective Date in a jurisdiction other than Washington as Holdco may in its sole discretion select.

B. Directors/Officers of the Debtor on the Effective Date.

1. Release and Discharge of Duties and Obligations of Current Directors and Officers.

On the Effective Date, the persons then acting as directors and officers of the Debtor shall be released and discharged from all further authority, duties, responsibilities and obligations relating to and arising from the Debtor or the Case.

C. Cancellation of TOPrS Debentures, TOPrS, and Equity Interests

1. Cancellation of TOPrS Debentures.

On the Effective Date, except to the extent otherwise provided herein, all notes, stock, instruments, certificates and other documents evidencing the TOPrS Unsecured Claims and Equity Interests, including the TOPrS Documents, the TOPrS Trusts and the TOPrS shall be deemed automatically canceled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtor thereunder or in any way related thereto shall be discharged.

2. Limited Survival of TOPrS Documents.

Notwithstanding anything to the contrary contained in this Plan, (a) the TOPrS Documents will continue in effect solely for purposes of (i) allowing the applicable TOPrS Indenture Trustee to receive and make the Distributions to be made pursuant to this Plan on account of TOPrS Unsecured Claims, from Distributions received from the Reorganized Debtor in accordance with this Plan, and (ii) permitting such TOPrS Indenture Trustee to maintain any rights or Liens it may have under the applicable TOPrS Documents against property held or collected by the TOPrS Indenture Trustees and to receive TOPrS Indenture Trustee Fees and indemnification, provided that the Debtor or Reorganized Debtor, as applicable, will not have any obligation to any TOPrS Indenture Trustee for payment of any such TOPrS Indenture Trustee Fees or indemnifications except as otherwise provided in this Plan, and (b) the TOPrS Debentures issued under such agreements will continue in effect solely for the purposes of permitting Holders thereof to receive Distributions from the applicable TOPrS Indenture Trustee in accordance with the Plan.

3. Payment of TOPrS Indenture Trustee Fees

On or as soon as practicable after the Effective Date, the Reorganized Debtor shall pay the TOPrS Indenture Trustee Fees incurred prior to the Effective Date (the “Pre-Effective Date Indenture Trustee Fees”), after submission of invoices therefor, up to an aggregate maximum of $550,000 (the “Pre-Effective Date Fee Cap”). As a precondition to payment of any TOPrS Indenture Trustee Fees, the TOPrS Indenture Trustees shall, after the Effective Date, submit to the Bankruptcy Court its invoices (as redacted solely to preserve any privilege or immunity) and an application for payment of such Pre-Effective Date Indenture Trustee Fees. The Bankruptcy Court

shall review each application for payment of Pre-Effective Date Indenture Trustee Fees for reasonableness, as required under section 1129(a)(4) of the Bankruptcy Code. After the Bankruptcy Court has approved an application for payment of such fees as reasonable, the Reorganized Debtor shall, as soon as practicable thereafter, reimburse the TOPrS Indenture Trustee in Cash for such Pre-Effective Date Indenture Trustee Fees as approved by the Bankruptcy Court.

The Reorganized Debtor shall also pay in Cash the reasonable fees and expenses incurred by the TOPrS Indenture Trustees after the Effective Date, promptly after submission to the Plan Advisor of invoices therefor (as redacted solely to preserve any privilege or immunity) (the “Post-Effective Date Indenture Trustee Fees”), up to an aggregate maximum of $10,000 (the “Post-Effective Date Fee Cap”); provided, however, that to the extent that the TOPrS Indenture Trustees, in their initial request for approval of Pre-Effective Date Indenture Trustee Fees, seek less than an aggregate of $550,000 of Pre-Effective Date Indenture Trustee Fees, the Post-Effective Fee Cap shall be increased by the difference between $550,000 and the amount initially sought in Pre-Effective Date Indenture Trustee Fees, up to a maximum of $15,000, resulting in a maximum Post-Effective Date Fee Cap of $25,000.

In consideration for the Pre-Effective Date Fee Cap and Post-Effective Date Fee Cap, Holdco shall not object or cause any party to object to the TOPrS Indenture Trustees’ fee applications.

If Holdco, the Reorganized Debtor, or the Plan Advisors, in their sole discretion, request that the TOPrS Indenture Trustees take action in connection this chapter 11 case in response to unanticipated events (a “Fee Trigger Event”), Holdco, the Reorganized Debtor, and the Plan Advisor shall negotiate in good faith with the TOPrS Indenture Trustees to raise the Pre-Effective Date Fee Cap or the Post-Effective Date Fee Cap, as the case may be, to account for the additional fees and expenses incurred by the TOPrS Indenture Trustees in connection with taking such requested action. If the TOPrS Indenture Trustees, on the one hand, and Holdco, the Reorganized Debtor or Plan

Advisor, on the other hand, cannot agree to raise the Pre-Effective Date Fee Cap or the Post-Effective Date Fee Cap, as applicable, then the TOPrS Indenture Trustees shall be under no obligation to take any action upon any such request of Holdco, the Reorganized Debtor or Plan Advisor, as applicable, in response to such Fee Trigger Event.

Notwithstanding anything in the Plan or the TOPrS Documents to the contrary, unless there is a Fee Cap Trigger Event, the Pre-Effective Date Indenture Trustee and the Post-Effective Date Indenture Trustee fees shall not exceed $560,000 in the aggregate, or such other, lower amount as determined by the Bankruptcy Court. To the extent that the TOPrS Indenture Trustees have incurred fees and expenses in excess of $560,000 or such lower amount approved as reasonable by the Bankruptcy Court, the TOPrS Indenture Trustees shall not seek to collect such fees and expenses from any source, including from the Reorganized Debtor or from distributions to creditors through the exercise of any charging lien or similar collection mechanism.

If and only if Holdco elects in its sole discretion, payment of the TOPrS Indenture Trustee Fees shall not reduce the recovery, if any, of the Holders of Allowed Class 3 and 4 Claims and such Holders will be entitled to receive the same Distributions they would otherwise be entitled to receive absent payment of the TOPrS Indenture Trustee Fees.

4. Payment of Holdco Fees

On or as soon as practicable after the Effective Date, the Reorganized Debtor shall pay the Holdco Fees. As a precondition to payment of any Holdco Fees, Holdco shall, after the Effective Date, submit to the Bankruptcy Court its invoices and an application for payment of such Holdco Fees. The Bankruptcy Court shall review each application for payment of Holdco Fees for reasonableness, as required under section 1129(a)(4) of the Bankruptcy Code. After the Bankruptcy Court has approved an application for payment of Holdco Fees as reasonable, the Reorganized Debtor shall, as soon as practicable thereafter, reimburse Holdco in Cash for such Holdco Fees. If and only if Holdco elects in its sole discretion, payment of the Holdco Fees shall not reduce the recovery, if any, of the Holders of Allowed Class 3 Claims, and such Holders will be entitled to receive the same Distributions they would otherwise be entitled to receive absent payment of the Holdco Fees.

D. Reorganized Debtor Securities.

1. New Series A Common Stock.

The Reorganized Debtor’s equity interests shall consist of New Series A Common Stock, and, if the Debtor elects (only if necessary to cause Section 382(l)(5) of the Internal Revenue Code to apply to the Plan), New Series B Common Stock. On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtor shall issue or reserve for issuance all securities to be issued pursuant to the terms of the Plan, without need for any further corporate or shareholder action. Shares of New Series A Common Stock and shares of New Series B Common stock issued on account of the Proceeds Distribution Election, if any, and depending on the election of the applicable Holder of a particular General Unsecured Claim, shall be issued Pro Rata to (a) Holders of Allowed TOPrS Unsecured Claims and (b) Holders of Allowed General Unsecured Claims.

2. Issuance of New Series B Common Stock (Separate Series or Classes of Common Stock)

Unless Holdco determines in its sole discretion that issuance of New Common Series B Common Stock is unnecessary to preserve the Reorganized Debtor’s tax attributes, on the Effective Date each Holder that has made the Proceeds Distribution Election with respect to which the Reorganized Debtor chooses to issue New Series B Common Stock shall be issued New Series B Common Stock.

In such case, the Pro Rata Distribution of Net Free Cash that would have been issued to such Holders will be issued to a wholly owned, special purpose bankruptcy remote vehicle of the

Reorganized Debtor and the Reorganized Debtor’s certificate of incorporation shall provide that (i) any Distributions by such special purpose vehicle shall be used exclusively for funding dividend, distribution, or redemption payments on the New Series B Common Stock and (ii) each holder of New Series B Common Stock shall be entitled to its Pro Rata share of Net Free Cash as if such Holder had received such Pro Rata share of Net Free Cash in accordance with the Plan. If New Series B Common Stock is issued to the Holders making a Proceeds Distribution Election as provided above, then (x) the certificate of incorporation, charter and bylaws of the special purpose vehicle referred to above shall be subject to the approval of Holdco and the Indenture Trustee, (y) the rights, preferences and privileges of the New Series B Common Stock contained in the certificate of incorporation, charter and bylaws of Reorganized Debtor shall be subject to the approval of Holdco; and (z) the certificate of incorporation of Reorganized Debtor shall provide that (I) the holder of each share of New Series B Common Stock, if any, shall be entitled to receive a dividend, distribution, redemption, or similar payment corresponding to and from Distributions that on account of such Holder’s Pro Rata share of Net Free Cash in accordance with the Plan, (II) the holder of each share of New Series B Common Stock shall be entitled to a liquidation preference in an aggregate amount equal to the their respective Pro Rata share of Net Free Cash as of the date of the liquidation or dissolution of the Reorganized Debtor, which may be satisfied by the distribution of the Net Free Cash held by the special purpose vehicle created pursuant to the Plan to the holders of the New Series B Common Stock pursuant to such liquidation or dissolution and (III) Reorganized Debtor may not be merged or consolidated with any other Entity or liquidated or dissolved at any time that the New Series B Common Stock is outstanding unless adequate provision is made to secure the right of the holders of the New Series B Common Stock to receive Distributions of Net Free Cash as provided for in the Plan.

Alternatively, the Reorganized Debtor’s certificate of incorporation, and certificate of incorporation, charter and bylaws of the special purpose vehicle referred to above shall provide that at any time on or after the Effective Date, the New Board shall in its discretion distribute the Net Free Cash held by such special purpose vehicle to holders of New Series B Common Stock in the form of a dividend, distribution, redemption, or any other type of payment, after which the Reorganized Debtor shall have no further obligations to make distributions to holders of New Series B Common Stock. Moreover, at the election of Holdco, in lieu of the creating a special purpose vehicle, the Debtor may distribute the Pro Rata share of Net Free Cash allocable to the holders of New Series B Common Stock, in accordance with the Plan, directly to holders of New Series B Common Stock on the Effective Date, which such distribution shall be in addition to, and not in lieu of the shares of New Series B Common Stock to be distributed on such date.

3. Alternative Treatment

Alternatively, to the extent the Reorganized Debtor issues the New Series B Common Stock as one or more separate series or classes of common stock on account the Proceeds Distribution Election, each Holder who elects to receive the Proceeds Distribution Election:

(a)	shall be entitled on account of such New Series B Common Stock to a pro rata share (such share to be calculated based on such Holder’s number of shares of such New Series B Common Stock divided by the total outstanding shares as of the Effective Date of New Series B Common Stock issued to Holders who elect to receive the Proceeds Distribution Election) of any Net Free Cash that constitutes net proceeds of the Causes of Action, pursuant to redemption upon the terms set forth in the Reorganized Debtor’s articles of incorporation upon entry of a Final Order resolving the Causes of Action; and

(b)	shall also be entitled to a right of payment equal to such holder’s Pro Rata share of Net Free Cash that does not constitute the proceeds of the Causes of Action.

Each share of New Series B Common Stock shall entitle the Holder of such share to exercise voting rights equal to 1/20 of the voting rights exercisable by each of Holder of New Series A Common Stock.

4. Dividends

Except as otherwise provided by applicable law or in the corporate documents that will be included in the Plan Supplement, the holders of New Series A Common Stock and the New Series B

Common Stock, if any, shall share ratably in all dividends and other distributions, whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise. Without limiting the generality of the immediately preceding sentence, Holders of Allowed Claims who properly and timely make the Proceeds Distribution Election shall not receive an amount greater than the Pro Rata portion of Net Free Cash that such Holders would have received if all Net Free Cash was Distributed Pro Rata to all Holders of Allowed General Unsecured Claims, and all Cash received by such Holders shall be applied in reduction of such amount.

5. Other Attributes.

a. Other Attributes of New Common Stock. Shares of New Series A Common Stock and the New Series B Common Stock, if any, shall have conversion rights, redemption rights, preemptive rights, transfer restrictions and other rights, responsibilities and restrictions typically associated with common stock, all as set forth in the Plan Supplement, in order to preserve and maximize the value of all tax attributes that are or will be held by the Reorganized Other Attributes of New Series A and B Common Stock. Shares of New Series A Common Stock and the New Series B Common Stock, if any, shall have conversion rights, redemption rights, preemptive rights, transfer restrictions and other rights, responsibilities and restrictions typically associated with common stock, all as set forth in the Plan Supplement, in order to preserve and maximize the value of all tax attributes that are or will be held by the Reorganized Debtor from and after the Effective Date.

b. Redemption of Common Stock. The New Board may elect to redeem all shares of New Common Stock held by a particular stockholder at any time, so long as the New Common Stock is redeemed for Fair Market Value Price. For purposes of the redemption of the New Common Stock, to determine whether the New Common Stock is redeemed for Fair Market Value, the New Board shall consult with its professional advisors in determining the Fair Market Value for the New Common Stock. Prior to making a final determination to exercise the

Reorganized Debtor’s redemption right under this paragraph, the Reorganized Debtor shall send a written notice to such stockholder (at the notice address appearing in the Reorganized Debtor’s records) advising the stockholder of the Reorganized Debtor’s intention to exercise its redemption right. In the event that the stockholder notifies the Reorganized Debtor in writing (within sixty (60) days after the date of the Reorganized Debtor’s notice) that such stockholder objects to the redemption of its shares, then the Reorganized Debtor shall not exercise the redemption right. In the event that the stockholder does not respond to the Reorganized Debtor’s notice within sixty (60) days, the stockholder is deemed to have consented to the proposed redemption. In the event that the stockholder does not respond to the Reorganized Debtor’s notice within sixty (60) days after the date of the Reorganized Debtor’s notice (or the stockholder notifies the Reorganized Debtor that it approves or does not object to such redemption), then the New Board shall be entitled to make a final determination to exercise the redemption right. In the event that the New Board makes such a final determination, then the redemption shall take place on a date determined by the New Board (but such redemption date shall be no later than 30 days after the New Board’s final determination) and shall be at a price equal to the Fair Market Value Price. The purchase price payable in any such redemption shall be paid in cash or by check on the closing date. Such redemption shall be effective on the closing date of the redemption regardless of whether or not the stockholder participates in the closing or delivers his or its stock certificate to the Reorganized Debtor for cancellation.

E. Exemption from the Registration Requirements of the Securities Act; Investment Company Act.

1. Exemption from Securities Act. The offering, issuance, and distribution of securities pursuant to the Plan shall be exempt from the registration requirements of section 5 of the Securities Act as one or more private placements pursuant to any and all applicable exemptions, including, as applicable, exemptions provided by Section 1145 of the Bankruptcy Code, Section 4(2)

of the Securities Act and/or Rule 506 of Regulation D under the Securities Act, based on the number of creditors receiving securities under the Plan, the Reorganized Debtor’s belief as to their status as accredited investors, and other factors. As a result, the securities issued under the Plan likely will be “restricted securities” for purposes of the federal securities laws. The Reorganized Debtor also reserves all rights to rely, if necessary in its sole discretion, on other exemptions to the registration requirements of section 5 of the Securities Act.

2. Investment Company Act. In addition, the Reorganized Debtor expects to rely on one or more of the exemptions contained in the Investment Company Act, which exemptions may include, without limitation, exemptions under Sections 3(c)1 and 3(c)7. In order to ensure that the Reorganized Debtor qualifies for all applicable exemptions under the Investment Company Act (including, without limitation, Section 3(c)(7) if the Reorganized Debtor relies on such exemption), then all holders of the Reorganized Debtor’s equity interests will be required to be “Qualified Purchasers” and/or “Accredited Investors” as defined under the applicable federal laws unless and until the Board of Directors determines otherwise. Companies that are investment companies within the meaning of the Investment Company Act, and that do not qualify for an exemption from the provisions of such Act, are required to register with the Securities and Exchange Commission and are subject to substantial regulations with respect to capital structure, operations, transactions with affiliates and other matters. In the event such companies do not register under the Investment Company Act, they may not, among other things, conduct public offerings of their securities in the United States or engage in interstate commerce in the United States.

F. Restructuring Transactions.

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any property, right, liability, duty or obligation on terms consistent with the terms of the Plan; (3) the filing of appropriate certificates of incorporation, charter, merger or consolidation with the appropriate governmental authorities pursuant to applicable law; and (4) all other actions that the Reorganized Debtor determines are necessary or appropriate.

G. Corporate Action.

Each of the matters provided for by the Plan involving the corporate structure of the Debtor or corporate, financing or related actions to be taken by or required of the Reorganized Debtor shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan (except to the extent otherwise indicated), and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by Holders of Claims or Equity Interests, the directors of the Debtor or any other entity. Without limiting the foregoing, such actions will include: the adoption and (as applicable) filing of amended and restated certificate of incorporation, charter, bylaws and other governance documents; the appointment of officers and (as applicable) directors for the Reorganized Debtor; the issuance of the New Common Stock and any security or instrument issued by the Reorganized Debtor on account of part of the Proceeds Distribution Election, and all related documents and instruments (as applicable). The Reorganized Debtor shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and conditions of the Plan.

H. Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtor, and the officers and members of the New Board thereof, are authorized to and may issue, execute, deliver, file or record such contracts,

securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, and the Debtor may make non-material modifications to the documents set forth in the Plan Supplement, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.

I. Exemption from Certain Transfer Taxes and Recording Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from the Debtor to the Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtor or the Reorganized Debtor; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, sales tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J. Board Representation.

The New Board shall consist of the Plan Advisor and the two principals of Holdco, and the backgrounds and qualifications of the New Board shall be disclosed in the Plan Supplement prior to the Confirmation Date in accordance with section 1129(a)(5) of the Bankruptcy Code. The Plan Advisor, however, will have substantially reduced voting power as compared to the other members of the New Board on matters pertaining to the management of the Reorganized Debtor’s business affairs. The initial members of the New Board shall serve staggered terms of one, two and three years, as designated. The members of the New Board shall be elected on a staggered three-year basis by the holders of New Series A Common Stock. Initially, the New Board members shall not receive compensation for their services as members of the New Board. The New Board will, however, have the right to determine compensation matters in accordance with its fiduciary duties.

K. Senior Management.

Senior management of the Reorganized Debtor shall initially consist of the New Board or a subset of the New Board. The backgrounds and qualifications of the New Board shall be disclosed in the Plan Supplement prior to the Confirmation Date in accordance with section 1129(a)(5) of the Bankruptcy Code.

L. Committee.

As of the Effective Date, the Committee shall dissolve, and its members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to and arising from the Case. The retention and employment of any Professionals retained by the Committee shall terminate as of the Effective Date. Any and all orders providing the Committee with standing and authority to bring any Causes of Action shall be vacated, null, void and of no effect from and after the Effective Date, and from and after the Effective Date the Committee shall have no standing or authority whatsoever to bring or prosecute any Causes of Action.

M. Vesting of Assets in the Reorganized Debtor.

Except as otherwise provided in this Plan or in any agreement, instrument or other document relating thereto, on or after the Effective Date pursuant to section 1141 of the Bankruptcy Code, all property of the Estate and any property acquired by the Debtor pursuant hereto shall vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances. Except as may be provided in this Plan or the Confirmation Order, including without limitation with respect to the Proceeds Distribution Election Segregated Account, on and after the Effective Date, the Reorganized Debtor may use, acquire or dispose of property and compromise or settle any Claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

N. Prohibition Against Pledging Assets.

Notwithstanding anything to the contrary contained herein, the Reorganized Debtor shall be precluded from, and the Confirmation Order shall expressly prohibit the Reorganized Debtor from, pledging any interest in (a) the Disputed Reserve or the assets therein; (b) the Proceeds Distribution Election Segregated Account or the assets therein; or (c) any assets, or the proceeds thereof, that are or could become part of the Proceeds Distribution Election, including, without limitation, any Causes of Action or the proceeds thereof. The Confirmation Order shall also provide that any such pledge in violation of this section of the Plan is null and void.

O. Deregistration.

As soon after the Effective Date as is practicable, the Reorganized Debtor shall terminate its registration under the Securities and Exchange Act of 1934 by filing a Form 15 “Certification and

Notice of Termination of Registration Under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 12 and 15(d) of the Securities and Exchange Act of 1934” with the United States Securities and Exchange Commission and shall otherwise comply with the statutory or regulatory requirements of a publicly traded company, including, but not limited to, seeking to deregister the Equity Interests.

P. Allowance of TOPrS Unsecured Claims.

The TOPrS Unsecured Claims will be deemed to be Allowed General Unsecured Claims in the amounts set forth in the Plan Supplement. Holders of TOPrS Unsecured Claims shall receive a Distribution of New Series A Common Stock or the Proceeds Distribution Election, as applicable, on the Initial Distribution Date at the appropriate time, as determined by such Holder’s election, based on the Allowed amount of such TOPrS Unsecured Claim in accordance with Article 3 of the Plan.

Q. Plan Advisor

As of the Effective Date, the Plan Advisor, John Decker (whose background and qualifications shall be disclosed in the Plan Supplement), shall be appointed and shall perform the duties set forth in this paragraph. The compensation of the Plan Advisor shall be set $35,000 per year. Although the Plan Advisor will be a member of the New Board, the Plan Advisor will have substantially reduced voting power as compared to the other members of the New Board. The Plan Advisor shall oversee and have decision-making authority regarding any litigation and/or settlement of Causes of Action and the administration and payment of Distributions. The fiduciary duties of the Plan Advisor shall run to all parties entitled to Distributions under the Plan, whether or not such beneficiaries have elected the Proceeds Distribution Election. The Plan Advisor shall consult with the Reorganized Debtor regarding any material decision in connection with a Cause of Action. The Plan Advisor shall, at least quarterly, consider the calculation of Net Free Cash, including the following factors, among other things: (a) the amount of Cash; (b) the pending Claims against the Estate; (c) the status of litigation of any Causes of Action; (d) the appropriate reserves for such Causes of Action; (e) any administrative and related costs of administering the Plan; and (f) the length of time since the Effective Date and the previous distribution of Net Free Cash.

Additional information regarding the Plan Advisors will be contained in the Plan Supplement.

R. Binding Effect of Sandler Settlement Agreement

Notwithstanding any other provision in this Plan or the Disclosure Statement, the terms of the Sandler Settlement Agreement are and shall continue to be binding upon the Debtor and Reorganized Debtor, together with their successors and assigns, and nothing contained herein, the Disclosure Statement or the Confirmation Order shall be deemed to modify or amend the Sandler Settlement Agreement or the rights of the parties thereto. The releases provided for in Section VIII.D. of the Plan shall be in addition to the releases provided for under the Sandler Settlement Agreement.

S. Allowance and Payment of Sandler Administrative Claim and Sandler Unsecured Claim

Pursuant to the Sandler Settlement Agreement, the Sandler Administrative Claim is an Allowed Administrative Claim for purposes of this Plan. The Sandler Administrative Claim will be paid in full in Cash by the Reorganized Debtor on or immediately following the Effective Date. Pursuant to the Sandler Settlement Agreement, the Sandler Unsecured Claim is an Allowed Claim for purposes of this Plan and will be paid as provided in Section III.B.4.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A. Initial Distribution Date.

On the Initial Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtor shall make the Distributions required to be made under the Plan.

B. Disputed Reserve.

1. Establishment of Disputed Reserve.

On the Initial Distribution Date, and after making all Distributions required to be made on such date under the Plan, the Reorganized Debtor shall establish a separate Disputed Reserve for Disputed Claims, which Disputed Reserve shall be administered by the Reorganized Debtor. The Reorganized Debtor shall reserve a number of shares of New Common Stock, an amount of Cash, or any other security or equity interest issued under the Plan, depending on the election of the Holder of such Disputed Claims, and whether the Debtor elects to issue a security on account of the part of the Proceeds Distribution Election, sufficient to provide Holders of Disputed Claims the treatment such Holders would be entitled to receive under the Plan if all such Disputed Claims were to become Allowed Claims (or such lesser amount as may be estimated by the Bankruptcy Court).

2. Maintenance of Disputed Reserve.

The Reorganized Debtor shall hold unissued New Common Stock and Cash in the Disputed Reserve in trust, segregated from and not to be commingled with any other assets of the Reorganized Debtor, for the benefit of the Holders of Claims ultimately determined to be Allowed. The Reorganized Debtor shall, in its sole discretion, distribute such amounts (net of any expenses, including taxes, relating thereto), as provided herein, as such Disputed Claims are resolved by a Final Order, and such New Common Stock and Cash will be distributable in respect of such Disputed Claims as such amounts would have been distributable had the Disputed Claims been Allowed Claims as of the Effective Date.

3. Establishment and Maintenance of Proceeds Distribution Election Segregated Account.

On the Effective Date, and after making all Distributions required to be made on such date under the Plan, the Reorganized Debtor shall establish the Proceeds Distribution Election Segregated Account, into which shall on that date and from time to time thereafter as it becomes available be deposited all Net Free Cash necessary and sufficient to make Distributions to Holders of

Claims that elect to receive the Proceeds Distribution Election. All Cash in the Proceeds Distribution Election Segregated Account shall be held pursuant to the investment guidelines contained in Exhibit             to the Plan Supplement. The Confirmation Order shall provide that such account, and all funds required by this section to be deposited into such account, shall be segregated from, and shall not be commingled with, any other assets of the Reorganized Debtor, and as against creditors of the Reorganized Debtor, shall not be considered or deemed to be, property of the Reorganized Debtor or subject to claims by creditors of the Reorganized Debtor, and shall be held in trust for the sole benefit of Holders of Claims that elect to receive the Proceeds Distribution Election.

C. Quarterly Distributions.

On each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Reorganized Debtor shall make the Distributions required to be made under the Plan on such date. Any Distribution that is not made on the Initial Distribution Date or on any other date specified herein because the Claim that would have been entitled to receive that Distribution is not an Allowed Claim on such date, shall be held by the Reorganized Debtor as applicable, in the Disputed Reserve and distributed on the first Quarterly Distribution Date after such Claim is Allowed. No interest shall accrue or be paid on the unpaid amount of any Distribution paid on a Quarterly Distribution Date.

D. Record Date for Distributions.

Except as otherwise provided in a Final Order of the Bankruptcy Court or as otherwise stipulated by the Debtor or Reorganized Debtor, as applicable, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the Holders of those Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to the transfer may not have expired by the Distribution Record

Date. The Reorganized Debtor shall have no obligation to recognize any transfer of any Claim occurring after the Distribution Record Date. In making any Distribution with respect to any Claim, the Reorganized Debtor shall be entitled instead to recognize and deal with, for all purposes hereunder, only the entity that is listed on the proof of Claim Filed with respect thereto or on the Schedules as the Holder thereof as of the close of business on the Distribution Record Date and upon such other evidence or record of transfer or assignment that are known to the Reorganized Debtor as applicable, as of the Distribution Record Date.

E. Delivery of Distributions.

1. General Provisions; Undeliverable Distributions.

Subject to Bankruptcy Rule 9010, and except as otherwise provided herein, Distributions to the Holders of Allowed Claims shall be made by the Reorganized Debtor at (i) the address of each Holder as set forth in the Schedules, unless superseded by the address set forth on proofs of Claim Filed by such Holder or (ii) the last known address of such Holder if no proof of Claim is Filed or if the Debtor or Reorganized Debtor, as applicable, has been notified in writing of a change of address; provided, however, that Distributions paid by the Reorganized Debtor for the benefit of Holders of TOPrS Debentures and the TOPrS shall be made to the appropriate TOPrS Indenture Trustee under the respective TOPrS Indenture for such obligations, unless the TOPrS Indenture Trustees consent to the Reorganized Debtor making direct distributions of New Series A Common Stock or New Series B Common Stock, as the case may be, directly to the registered holders of the TOPrS entitled to receive such stock distributions. The TOPrS Indenture Trustees shall consent to the Reorganized Debtor making direct distributions to registered TOPrS holders entitled to receive New Series A Common Stock or New Series B Common Stock, as the case may be, if the Reorganized Debtor has paid in full the Pre-Effective Date Indenture Trustee Fees allowed by the Bankruptcy Court and the TOPrS holders have presented their TOPrS certificates or have otherwise satisfied the preconditions to distributions set forth in the Plan. To facilitate direct distributions to registered TOPrS holders, on the Effective Date the TOPrS Indenture Trustees shall provide the Reorganized Debtor a list of all registered TOPrS holders as of the Distribution Record Date. For the avoidance of doubt, direct distributions or New Series A Common Stock or New Series B Common Stock, as the case may be, shall be made to and in the name of the registered TOPrS holder, and such distributed stock shall not reference the TOPrS Indenture Trustees in any manner.

To the extent distributions are made to the TOPrS Indenture Trustees and not directly to TOPrS holders, each such TOPrS Indenture Trustee shall administer the distributions to the respective holders of TOPrS Unsecured Claims in accordance with the Plan and the applicable TOPrS Indentures. Distribution to a TOPrS Indenture Trustee shall be promptly remitted by such TOPrS Indenture Trustee to the Holders of the TOPrS Unsecured Claims entitled thereto (i.e., the Holder of the relevant TOPrS on the applicable Distribution Record Date) in accordance with this Plan and the TOPrS Indentures, and each such Distribution by the Reorganized Debtor to a TOPrS Indenture Trustee shall be deemed to have discharged the obligation of the Debtor to make such Distribution to the Holders of TOPrS Unsecured Claims represented by such TOPrS Indenture Trustee. The TOPrS Indenture Trustees shall not be required to give any bond or surety or other security for the performance of their duties unless otherwise ordered by the Bankruptcy Court. The TOPrS Indenture Trustees shall only be required to make distributions in accordance with the terms of the Plan and the respective TOPrS Indenture and shall have no liability for actions taken in accordance with the Plan or in reliance upon information provided to the TOPrS Indenture Trustees in accordance with the Plan, except for liabilities resulting from their own gross negligence or willful misconduct. If any Distribution is returned as undeliverable, the Reorganized Debtor may, in its discretion, make such efforts to determine the current address of the Holder of the Claim with respect to which the Distribution was made as the Reorganized Debtor deems appropriate, but no

Distribution to any Holder shall be made unless and until the Reorganized Debtor has determined the then-current address of the Holder, at which time the Distribution to such Holder shall be made to the Holder without interest. Amounts in respect of any undeliverable Distributions made by the Reorganized Debtor shall be returned to, and held in trust by, the Reorganized Debtor, until the Distributions are claimed or are deemed to be unclaimed property under section 347(b) of the Bankruptcy Code. The Reorganized Debtor shall have the discretion to determine how to make Distributions in the most efficient and cost-effective manner possible; provided, however, that its discretion may not be exercised in a manner inconsistent with any express requirements of the Plan. The rights of the TOPrS Indenture Trustee to assert (a) its charging Lien on TOPrS Indenture Trustee Fees that are due and owing consistent with Article V.C.3 hereof; or (b) any other rights or arguments to payment on TOPrS Indenture Trustee Fees that are due and owing consistent with Article V.C.3 hereof other than asserting its charging Lien, are preserved. The TOPrS Indenture Trustees shall not be entitled to assert their charging Lien, or any other rights or arguments to payment, on TOPrS Indenture Trustee Fees other than those that are due and owing consistent with Article V.C.3 hereof.

2. Unclaimed Property.

Except with respect to property not distributed because it is being held in the Disputed Reserve, Distributions that are not claimed by the expiration of one year from the Initial Distribution Date or Quarterly Distribution Date applicable to such Distribution, shall be deemed to be unclaimed property under section 347(b) of the Bankruptcy Code and shall vest or revest in the Reorganized Debtor, and the Claims with respect to which those Distributions are made shall be automatically canceled. After the expiration of such one-year period, the Claim of any entity to those Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim. Except as otherwise provided herein, all funds or other property that vests or revests in the Reorganized Debtor pursuant to this Article shall be distributed by the Reorganized Debtor in accordance with the provisions of the Plan.

F. Surrender of Canceled Instruments and Securities.

1. Generally.

Except as set forth in this Plan, as a condition precedent to receiving any Distribution hereunder on account of an Allowed Claim evidenced by instruments, securities or other documentation canceled pursuant to this Plan, other than securities held in book entry form through the Depository Trust Company, the Holder of such Claim shall tender such instrument, security or other documentation evidencing such Claim to the Reorganized Debtor. In the event an Allowed Claim is evidenced by securities held in book entry form through the Depository Trust Company, such securities shall be cancelled in accordance with usual Depository Trust Company practices. Any Distributions pursuant to the Plan on account of any Claim evidenced by such instruments, securities or other documentation, other than securities held in book entry form through the Depository Trust Company, shall, pending such surrender, be treated as an undeliverable Distribution; provided, however, that Holders of the TOPrS shall tender the TOPrS to the TOPrS Trust Indenture Trustee and Holders of the TOPrS Debentures shall tender the TOPrS Debentures to the TOPrS Debenture Indenture Trustee. All payments to Holders of TOPrS Unsecured Claims, other than TOPrS Unsecured Claims evidenced by securities held by the Depository Trust Company, shall only be made after such surrender, or in the event such certificate is lost, stolen, mutilated or destroyed, upon the Holder’s compliance with the requirements set forth in this Plan. Upon surrender of such TOPrS, the TOPrS Trust Indenture Trustee shall cancel and destroy such TOPrS and upon surrender of such TOPrS Debentures, the TOPrS Debenture Indenture Trustee shall cancel and destroy such TOPrS Debentures. As soon as practicable after surrender of the TOPrS and the TOPrS Debentures, the TOPrS Indenture Trustee shall distribute to the Holder thereof, as the case may be, such Holder’s Pro Rata share of the Distribution pursuant to the terms of the TOPrS Indenture, unless the TOPrS Indenture Trustees consent to the Reorganized Debtor making direct distributions of New Series A Common Stock or New Series B Common Stock, as the case may be, directly to the registered holders of the TOPrS entitled to receive such stock distributions. The TOPrS Indenture Trustees shall consent to the Reorganized Debtor making direct distributions to registered TOPrS holders entitled to receive New Series A Common Stock or New Series B Common Stock, as the case may be, if the Reorganized Debtor has paid in full the Pre-Effective Date Indenture Trustee Fees allowed by the Bankruptcy Court and the TOPrS holders have presented their TOPrS certificates or have otherwise satisfied the preconditions to distributions set forth in the Plan. To facilitate direct distributions to registered TOPrS holders, on the Effective Date the TOPrS Indenture Trustees shall provide the Reorganized Debtor a list of all registered TOPrS holders as of the Distribution Record Date. For the avoidance of doubt, direct distributions or New Series A Common Stock or New Series B Common Stock, as the case may be, shall be made to and in the name of the registered TOPrS holder, and such distributed stock shall not reference the TOPrS Indenture Trustees in any manner. All distributions to TOPrS Indenture Trustees shall be subject to the rights of the TOPrS Indenture Trustee to assert ( (a) its charging Lien on TOPrS Indenture Trustee Fees that are due and owing consistent with Article V.C.3 hereof; or (b) any other rights or arguments to payment on TOPrS Indenture Trustee Fees that are due and owing consistent with Article V.C.3 hereof other than asserting its charging Lien, are preserved. The TOPrS Indenture Trustees shall not be entitled to assert their charging Lien, or any other rights or arguments to payment, on TOPrS Indenture Trustee Fees other than those that are due and owing consistent with Article V.C.3 hereof.

2. Failure to Surrender Canceled Instruments.

If any Holder of an Allowed Claim evidenced by instruments, securities or other documentation canceled as set forth in this Plan, fails to surrender such instrument, security or other documentation or comply with the provisions of this Plan within one year after the Effective Date, its Claim for a Distribution under the Plan on account of such instrument, security, or other documentation shall be discharged, and such Holder shall be forever barred from asserting such Claim against the Reorganized Debtor or its property. In such case, any property held on account of such Claim shall be disposed of pursuant to the provisions set forth in this Plan.

G. Lost, Stolen, Mutilated or Destroyed Instrument or Security.

Any Holder of an Allowed Claim evidenced by instruments, securities or other documentation canceled pursuant to this Plan that has been lost, stolen, mutilated or destroyed, shall, in lieu of surrendering such instrument, security or documentation: (i) deliver to the Reorganized Debtor (or in the case of the TOPrS Debentures or TOPrS, the applicable TOPrS Indenture Trustee) (a) an affidavit of loss reasonably satisfactory to the Reorganized Debtor (or in the case of the TOPrS Debentures or TOPrS, the applicable TOPrS Indenture Trustee) setting forth the unavailability of such instrument, security, or other documentation and (b) such additional security or indemnity as may reasonably be requested by the Reorganized Debtor to hold the Reorganized Debtor (or, in the case of the TOPrS Debentures or TOPrS, required by the applicable TOPrS Indenture Trustee to hold the applicable TOPrS Indenture Trustee) harmless from any damages, liabilities, or costs incurred in treating such entity as a Holder of an Allowed Claim; and (ii) satisfy any other requirement under the TOPrS Indenture or any other relevant document. Upon compliance with this paragraph by a Holder of an Allowed Claim evidenced by such instrument, security or other documentation, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such instrument, security or other documentation.

H. Manner of Cash Payments Under the Plan.

Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by the Reorganized Debtor, or by wire transfer from a domestic bank, at the option of the Reorganized Debtor.

I. Time Bar to Cash Payments by Check.

Checks issued by the Reorganized Debtor on account of Allowed Claims shall be null and void if not negotiated within 90 days after the date of issuance thereof. Requests for the reissuance of any check that becomes null and void pursuant to this paragraph shall be made directly to the Reorganized Debtor by the Holder of the Allowed Claim to whom the check was originally issued. Any claim in respect of such voided check shall be made in writing on or before the later of the first anniversary of the Initial Distribution Date or Quarterly Distribution Date on which such check was issued. After that date, all Claims in respect of void checks shall be discharged and forever barred and the proceeds of those checks shall revest in and become the property of the Reorganized Debtor as unclaimed property in accordance with section 347(b) of the Bankruptcy Code and be distributed as provided in this Plan.

J. Limitations on Funding of Disputed Reserve.

Except as expressly set forth in the Plan, neither the Debtor nor the Reorganized Debtor shall have any duty to fund the Disputed Reserve.

K. Compliance with Tax Requirements.

In connection with making Distributions under the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. The Reorganized Debtor may withhold the entire

Distribution due to any Holder of an Allowed Claim until such time as such Holder provides the necessary information to comply with any withholding requirements of any governmental unit. Any property so withheld will then be paid by the Reorganized Debtor to the appropriate authority, including, without limitation, a signed and completed Internal Revenue Service Form W-9. If the Holder of an Allowed Claim fails to provide the information necessary to comply with any withholding requirements of any governmental unit within 90 days from the Effective Date, then such Holder’s Distribution shall be treated as an undeliverable Distribution and such Holder’s Claims shall not be Allowed.

L. No Payments of Fractional Dollars.

Notwithstanding any other provision of the Plan to the contrary, no payment of fractional dollars shall be made pursuant to the Plan. Whenever any payment of a fraction of a dollar under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding down of such fraction to the nearest whole dollar.

M. Interest on Claims.

Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final Distribution is made thereon if and after that Disputed Claim becomes an Allowed Claim. Except as expressly provided herein or in a Final Order of the Bankruptcy Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or other similar charges.

N. No Distribution in Excess of Allowed Amount of Claim.

Notwithstanding anything to the contrary contained in the Plan, no Holder of an Allowed Claim shall receive in respect of that Claim any Distribution in excess of the Allowed amount of that Claim.

O. Setoff and Recoupment.

The Debtor and the Reorganized Debtor may, but shall not be required to, set off against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect thereof, any Claims or defenses of any nature whatsoever that the Debtor, the Estate or the Reorganized Debtor may have against the Holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor, the Estate, or the Reorganized Debtor of any right of setoff or recoupment that any of them may have against the Holder of any Claim.

ARTICLE VII.

DISPUTED CLAIMS

A. No Distribution Pending Allowance.

1. Distributions on Disputed Claims.

Except as otherwise provided in the Plan, a Final Order or as agreed to by the relevant parties and subject to the establishment of the Disputed Reserve, Distributions under the Plan on account of Disputed Claims that become Allowed after the Effective Date shall be made as soon as reasonably practicable after such Disputed Claims become Allowed Claims; provided, however, that (a) Disputed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Case or assumed by the Debtor on or before the Effective Date that become Allowed after the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (b) Disputed Priority Tax Claims that become Allowed Priority Tax Claims after the Effective Date, unless otherwise agreed, shall be paid in accordance with the Plan.

2. No Partial Payments.

Notwithstanding any provision otherwise in the Plan, and except as otherwise agreed by the Reorganized Debtor, no partial payments and no partial Distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order. Any entity that holds both an Allowed Claim and a Disputed Claim shall only receive a Distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order.

B. Resolution of Disputed Claims.

Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, the Reorganized Debtor shall have the right to the exclusion of all others (except as to the Professionals’ applications for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code), to make, File, prosecute, settle, compromise, withdraw or resolve in any manner approved by the Bankruptcy Court, objections to Claims, and to administer and adjust the Claims Register to, among other things, reflect any such settlements, compromises and withdrawals.

C. Objection Deadline.

All objections to Disputed Claims shall be Filed and served upon the Holders of each such Claim on or before the Claims Objection Bar Date or the Administrative Claim Objection Bar Date. If an objection has not been Filed to a proof of Claim or request for payment of an Administrative Claim by the respective bar dates, then such Claim or Administrative Claim shall be treated as an Allowed Claim for all purposes under the Plan unless otherwise ordered by the Bankruptcy Court after notice and a hearing.

D. Estimation of Claims.

At any time, subsequent to the Effective Date, the Reorganized Debtor may request that the Bankruptcy Court estimate any contingent or unliquidated Claim to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether the Debtor or Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall have jurisdiction to estimate any Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection.

E. Disallowance of Claims.

Except as otherwise agreed, any and all proofs of Claim Filed after the applicable bar date shall be deemed disallowed and expunged as of the Effective Date without any further notice or action, order or approval of the Bankruptcy Court, and Holders of such Claims may not receive any Distributions on account of such Claims, unless on or before the Confirmation Date the Bankruptcy Court has entered an order deeming such Claim to be timely filed.

ARTICLE VIII.

EFFECT OF PLAN CONFIRMATION

A. Satisfaction of Claims.

Except to the extent otherwise provided in the Plan, the treatment of all Claims or Interests in the Debtor under the Plan shall be in exchange for and in complete satisfaction and release of, all Claims or Interests in the Debtor of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against the Estate. Except as otherwise provided in the Plan, upon the Effective Date, all Claims and Interests in the

Debtor and the Estate shall be satisfied and released in full in exchange for the consideration provided under the Plan. Except as otherwise provided in the Plan, all Persons shall be precluded and enjoined from asserting against the Debtor, the Estate or the Reorganized Debtor any Claims or Interests or other Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

B. Discharge.

Except as otherwise specifically provided in this Plan or in the Confirmation Order, pursuant to section 1141(d) of the Code, the Distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Effective Date, of all Claims, including any interest or penalties accrued on such Claims from and after the Petition Date, whether known or unknown, against liabilities of, liens on, obligations of, rights against and Interests in the Debtor, or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, rights and Interests, including but not limited to, Claims and Interests that arose before the Confirmation Date, including all debts of the kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of Claim or interest based upon such Claim, debt, right or Interest is Filed or deemed Filed under section 501 of the Code; (b) a Claim or Interest based upon such Claim, debt, right or Interest is allowed under section 502 of the Code; or (c) the Holder of such a Claim, debt, right, or Interest accepted this Plan. The Confirmation Order shall constitute a determination of the discharge of all of the Claims against and Interests in the Debtor, subject to the occurrence of the Effective Date.

C. Compromise and Settlement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s releases set forth in the Plan pursuant to Bankruptcy Rule 9019 and its finding that the releases are: (i) in exchange for the good and valuable consideration provided by the Releasees, a good faith settlement and compromise of the Claims released by releases set forth in the Plan; (ii) in the best interests of the Debtor and all Holders of Claims; (iii) fair, equitable and reasonable; (iv) given and made after due notice and opportunity for hearing; and (v) a bar to any of the Debtor or the Reorganized Debtor, the Committee, or the Plan Proponent asserting any Claim released by the Debtor or the Releasing Parties set forth in the Plan against any of the Releasees.

D. Releases.

1. Releases of Third Parties by the Debtor.

Notwithstanding anything contained in the Plan to the contrary, on the Effective Date and effective as of the Effective Date, the Debtor on behalf of itself and the Estate, for the good and valuable consideration provided by each of the Releasees, hereby provides a full release to the Releasees (and each such Releasee so released shall be deemed released by the Debtor) and their respective properties from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, derivative claims, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtor, including, without limitation, those that the Debtor or the Reorganized Debtor would have been legally entitled to assert or that any Holder of a Claim against or Equity Interest in the Debtor or other entity would have been legally entitled to assert for or on behalf of the Debtor, the Reorganized Debtor or the Estate and further including those in any way related to the Case or the Plan.

2. Releases of Third Parties by Others.

Notwithstanding anything contained in the Plan to the contrary, on the Effective Date and effective as of the Effective Date, the Releasing Parties shall be deemed to provide a full release to the Releasees and their respective property from any and all Causes of Action, whether known or unknown, whether for tort, contract, violations of federal or state securities laws or otherwise, and all direct claims, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtor, including those in any way related to the Case or the Plan; provided, however, that the foregoing provisions shall have no effect on the liability of any Releasee that results from any act or omission that is determined in a Final Order to be solely due to such Releasee’s own gross negligence or intentional or willful misconduct or fraud.

3. Injunction.

Except as otherwise expressly provided in this Plan, the documents executed pursuant to this Plan, or the Confirmation Order, on and after the Effective Date, all Persons and Entities who have held, currently hold, or may hold a debt, Claim, or Interest discharged pursuant to the terms of this Plan (including but not limited to Governmental Entities, which includes but is not limited to States and other governmental units, and any State official, employee, or other entity acting in an individual or official capacity on behalf of any State or other governmental units) shall be permanently enjoined from: (a) taking any of the following actions on account of any such discharged debt, Claim, or Interest: (1) commencing or continuing in any manner any action or other proceeding against the Debtor, the Reorganized Debtor, their successors, or their property; (2) enforcing, attaching, executing, collecting, or recovering in any manner any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, their successors, or their property; (3) creating, perfecting, or enforcing any lien or encumbrance against the Debtor, the Reorganized Debtor, their successors, or their property; (4) asserting any set off, right of subrogation, or recoupment of any kind against any obligation due the Debtors, the Reorganized Debtors, their successors, or their property; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan; and (b) taking any of the foregoing actions on account of any Claims or Causes of Action that are revested in, or transferred to, the Reorganized Debtor as of the Effective Date or under this Plan commencing or continuing in any manner any action or other proceeding of any kind to recover on or otherwise with respect to such Claims or rights of action. Any person or entity injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages from the willful violator.

E. Preservation of Causes of Action.

1. Vesting of Causes of Action.

Except as expressly released or otherwise expressly provided in the Plan, pursuant to section 1123(b) of the Code, the Debtor and the Reorganized Debtor, as applicable, exclusively shall be vested with and shall retain and may enforce any and all Causes of Action that the Debtor or the Estate may hold or have against any Person or entity, all of which are hereby preserved, including all Causes of Action, and all rights of disallowance, offset, recharacterization and/or equitable subordination with respect to claims, and causes of action that have been or may be brought by or on behalf of the Debtor, the Estate, the Committee or the Reorganized Debtor. Such claims, rights and causes of action shall remain assets of and vest in the Reorganized Debtor, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such claims, rights and causes of action have been listed or referred to in the Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court. Neither the Debtor, the Estate, the Committee, nor the Reorganized Debtor waives, releases, relinquishes, forfeits, or abandons (nor shall they be estopped or otherwise precluded or impaired from asserting) any claims, rights and causes of action or defenses that constitute property of the Debtor or its Estate: (a) whether or not such claims, rights, causes of action, or defenses have been listed or referred to this Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court, (b) whether or not such claims, rights and causes of action, or defenses are currently known to the Debtor, and (c) whether or not a defendant in any litigation relating to such claims, rights or causes of action filed a proof of Claim in the Case, filed a notice of appearance or any other pleading or notice in the Case, voted for or against this Plan, or received or retained any consideration under this Plan. Without in any manner limiting the scope of the foregoing, notwithstanding any otherwise applicable principle of law or equity, including any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, (x) the failure to list, disclose, describe, identify, analyze or refer to any claims, rights and causes of action, or defenses in the Plan, the Disclosure Statement, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the right of the Debtor or the Reorganized Debtor, to commence, prosecute, defend against, settle, recover on account of, and realize upon any such claims, rights and causes of action, that the Debtor, its Estate, or the Committee may have as of the Effective Date, and (y) from and after the Effective Date, the Reorganized Debtor shall have exclusive standing and authority to prosecute any Causes of Action.

2. Reservation of Causes of Action.

The Debtor expressly reserves all its Causes of Action not expressly released herein, including, without limitation, all claims, rights, Causes of Action, and defenses for later adjudication by the Debtor, Holdco or Reorganized Debtor, as applicable, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches will apply to such claims, rights and causes of action, and defenses upon or after the confirmation or consummation of the Plan based on the

Disclosure Statement, the Plan or the Confirmation Order. In addition, the Debtor, Holdco and the Reorganized Debtor expressly reserve the right to pursue or adopt claims, rights and causes of action that are alleged in any lawsuits in which the Debtor is a defendant or an interested party, against any entity, including the plaintiffs or co-defendants in such lawsuits. Any entity to whom the Debtor has incurred an obligation (whether on account of services, purchase, sale of goods or otherwise), or who has received services from the Debtor, or who has received money or property from the Debtor, or who has transacted business with the Debtor, or who has leased equipment or property from or to the Debtor should assume that such obligation, receipt, transfer or transaction may be reviewed by the Reorganized Debtor subsequent to the Effective Date and may be the subject of an action after the Effective Date, whether or not: (a) such entity has filed a proof of Claim against the Debtor in this Case; (b) such entity’s proof of Claim has been objected to by the Debtor; (c) such entity’s Claim was included in the Debtor’s Schedules; or (d) such entity’s scheduled Claim has been objected to by the Debtor or has been identified by the Debtor as contingent, unliquidated or disputed.

3. Reservation of Rights Regarding Claims.

Neither the failure to list a Claim in the Schedules filed by the Debtor, the failure of the Debtor or any other Person to object to any Claim for purpose of voting, the failure of the Debtor or any other Person to object to a Claim or Administrative Claim before confirmation or consummation of the Plan or the Effective Date, the failure of any Person to assert a Claim or cause of action before confirmation or consummation of the Plan or the Effective Date, the absence of a proof of Claim having been filed with respect to a Claim nor any action or inaction of the Debtor or any other Person with respect to a Claim or Administrative Claim, other than a legally effective express waiver or release, shall be deemed a waiver or release of the right of the Debtor or the Reorganized Debtor before or after solicitation of votes on the Plan or before or after the Confirmation Date or the Effective Date to (a) object to or examine such Claim or Administrative Claim in whole or in part or (b) retain and either assign or exclusively assert, pursue, prosecute, utilize, otherwise act or otherwise enforce any claim or cause of action against the holder of any such Claim.

F. Exculpation and Limitation of Liability.

1. Exculpation.

The Exculpated Parties shall neither have nor incur any liability to any Person for any act taken or omission made in good faith in connection with or related to the administration of the Case, including, but not limited to, the sale approved by this Court, the formulation, implementation, confirmation, or consummation of the Plan, the Disclosure Statement, or any other contract, instrument, release, or other agreement or document created in connection with the Plan or regarding any Distribution made under the Plan, except to the extent that the action taken or omitted to be taken by each of the same is determined by a Final Order to be due to such Person’s own respective gross negligence, intentional or willful misconduct or fraud.

2. Good faith Solicitation.

Upon entry of the Confirmation Order, pursuant to section 1125(e) of the Code, Holdco and its respective present and former members, officers, directors, employees, agents, advisors, representatives, successors and assigns, and any Professionals (acting in such capacity) employed by any of the foregoing Persons will be deemed to have solicited votes on the Plan in good faith and in compliance with the Code and any applicable non-bankruptcy law, and, therefore, shall have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan.

G. Cramdown.

Notwithstanding anything to the contrary contained herein, Holdco reserves the right to seek confirmation of the Plan pursuant to section 1129(b) of the Code in the event any impaired Class of Claims or Interests does not vote to accept the Plan.

ARTICLE IX.

CONDITIONS PRECEDENT

A. Conditions to Confirmation.

The only condition precedent to confirmation of the Plan is that the Bankruptcy Court shall have Entered the Confirmation Order in form and substance acceptable to Holdco.

B. Conditions to the Effective Date.

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section D of this Article IX:

(i) the Confirmation Order shall be a Final Order;

(ii) all other actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan shall have been effected, and in each case, shall have been duly and validly executed and delivered by the parties thereto and all conditions to their effectiveness shall have been satisfied or waived in accordance therewith; and

(iii) the Debtor shall have received all authorizations, consents, rulings, opinions, or other documents that are determined by Holdco to be necessary to implement the Plan and that are required by law, regulation, or order.

C. Waiver of Conditions to Confirmation.

The conditions set forth in Article IX, Sections A and B, supra (except for the condition appearing in Article IX.B. (iii)), may be waived, in whole or in part by Holdco, in its sole and absolute discretion.

D. Effect of Failure of Conditions.

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against the Debtor; (ii) prejudice in any manner the rights of the Debtor, any holder of a Claim or Interest, or any other Person; or (iii) constitute an admission, acknowledgement, offer, or undertaking by the Debtor, any Creditors, or holders of Interests, or any other Person in any respect.

ARTICLE X.

RETENTION AND SCOPE OF JURISDICTION OF THE BANKRUPTCY COURT

A. Retention and Scope of Jurisdiction of the Bankruptcy Court.

Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction to the maximum extent as is legally permissible, including, without limitation, for the following purposes:

i. To determine the allowability, amount, classification, or priority of Claims upon objection by the Reorganized Debtor;

ii. To construe and to take any action to execute and enforce this Plan, the Confirmation Order, or any other order of the Bankruptcy Court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of this Plan, and all matters referred to herein, and to determine all matters that may be pending before the Bankruptcy Court in the Case on or before the Effective Date;

iii. To rule on any and all applications for allowance of compensation and expense reimbursement of Professionals for periods on or before the Effective Date;

iv. To rule on any request for payment of any Administrative Claim or administrative expense;

v. To resolve any dispute regarding the implementation, execution, performance, consummation, or interpretation of this Plan;

vi. To resolve all applications, adversary proceedings, contested matters, and other litigated matters instituted on or before the Effective Date;

vii. To hear and determine any actions related to the Causes of Action, whether or not such actions are pending on or commenced after the Effective Date and to recover any assets of the Debtor’s Estate;viii. To determine such other matters and to perform other functions as may be provided in the Confirmation Order;

ix. To modify this Plan under section 1127 of the Code, to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes;

x. To issue injunctions or take such other actions or make such other orders as may be necessary or appropriate to restrain interference with this Plan or its execution or implementation by any entity;

xi. To issue such orders in aid of execution of the Plan and the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any entity, to the full extent authorized by the Code;

xii. To hear and determine any tax disputes concerning, and to determine and declare any tax effects under the Plan; and

xiii. To enter a final decree closing the Case.

ARTICLE XI.

MISCELLANEOUS

A. Governing Law.

Except to the extent that the Code or the Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by the laws of the State of Washington.

B. Successors And Assigns.

The rights, benefits and obligations of any Person named or referred to in this Plan are binding on, and will inure to the benefit of, any permitted heirs, executors, administrators, successors or assigns of such Person.

C. Modification of the Plan.

Holdco shall have the exclusive right to amend or modify the Plan, including, without limitation, (i) to remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, (ii) pursuant to section 1127 of the Code, and (iii) to the extent applicable law otherwise permits.

D. Provisions Severable.

Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

E. Headings Do Not Control.

In interpreting this Plan, the headings of individual Sections are provided for convenience only, and are not intended to control over the text of any Section. The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

F. Post-Confirmation Notices or Requests.

From and after the Effective Date, any Person who desires notice of any pleading or document filed in the Bankruptcy Court, or any hearing in the Bankruptcy Court, or other matter as to which the Code requires notice to be provided, shall file a request for post-confirmation notice and shall serve the request on the Reorganized Debtor.

G. Successors/Representatives of the Debtor.

As of the Effective Date, the Reorganized Debtor shall be the representatives of the Estate under section 1123(b)(3) of the Code and successors to the Debtor under section 1142 of the Code.

ARTICLE XII.

CONFIRMATION REQUEST

Holdco requests confirmation of the Plan pursuant to section 1129 of the Code.

Dated: June 11, 2013	Respectfully submitted,

HOLDCO ADVISORS, L.P. as manager for Financials Restructuring Partners II, Ltd.

BY: VM MANAGEMENT COMPANY, LLC

By:
Michael Zaitzeff
Member

DATED this 11th day of June, 2013.

DAVIDSON BACKMAN MEDEIROS PLLC

/s/ Bruce K. Medeiros
Bruce K. Medeiros, WSBA No. 16380
Davidson Backman Medeiros PLLC
1550 Bank of America Financial Center
601 West Riverside Avenue
Spokane, Washington 99201
(509) 624-4600

BROWN LEGAL ADVISORS, LLC

/s/ Daniel R Brown
Daniel R. Brown
1253 W. Foster Ave.
Suite 3E
Chicago, IL 60640
Tel: (773) 527-0585
Email: daniel@brownlegal.net

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